Exhibit 99.1

Hain Celestial Completes Acquisition of ParmCrisps® and Thinsters®

Lake Success, NY, December 28, 2021 — The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain Celestial,” “Hain” or the “Company”) today announced the completion of its acquisition of That’s How We Roll from Clearlake Capital Group. That’s How We Roll is the producer and marketer of ParmCrisps® and Thinsters®, two fast-growing brands offering simple and delicious, better-for-you snacks. The total purchase price was approximately $259 million in cash, subject to an adjustment for working capital.

“ParmCrisps® and Thinsters® are great additions to Hain’s growing portfolio of better-for-you snacking brands, and we are excited to get to work with That’s How We Roll’s talented and innovative team,” said Mark Schiller, President and Chief Executive Officer of Hain.

With the mission to make the world heathier, tastier and a little more fun, ParmCrisps® and Thinsters® are delicious, better-for-you brands composed of simple ingredients that consumers can find in their kitchen. ParmCrisps® are high-protein, low carb cheese crisps and snack mixes. Thinsters® are crispy thin cookies made from high-quality, non-GMO ingredients. All products are available in a variety of flavors.

About The Hain Celestial Group, Inc.

The Hain Celestial Group (Nasdaq: HAIN), headquartered in Lake Success, NY, is a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Clarks™, Cully & Sully®, Earth’s Best®, Ella’s Kitchen®, Frank Cooper’s®, Gale’s®, Garden of Eatin’®, Hain Pure Foods®, Hartley’s®, Health Valley®, Imagine®, Joya®, Lima®, Linda McCartney’s® (under license), MaraNatha®, Natumi®, New Covent Garden Soup Co.®, ParmCrisps®, Robertson’s®, Rose’s® (under license), Sensible Portions®, Spectrum®, Sun-Pat®, Terra®, The Greek Gods®, Thinsters®, Yorkshire Provender® and Yves Veggie Cuisine®. The Company’s personal care products are marketed under the Alba Botanica®, Avalon Organics®, JASON®, Live Clean® and Queen Helene® brands.